Exhibit 99.1

For release: May 5, 2021	Contact: Brian Dingerdissen Essential Utilities Inc. Investor Relations O: 610.645.1191 BJDingerdissen@Essential.co Dan Lockwood Communications and Marketing 856.981.5497 Media@Essential.co

Essential Utilities reports financial results for Q1 2021

Earns $0.72 earnings per share; reaffirms annual earnings guidance

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG) (“Essential”), today reported results for the first quarter ended March 31, 2021.

“We are pleased with our strong financial results for the first quarter of the year as we mark our one-year anniversary as Essential. As we move forward in 2021, we are reminded that it is the dedication to our mission of providing essential natural resources that has allowed us to become a 135-year-old company that has been on the New York Stock Exchange for 50 years,” said Essential Chairman and Chief Executive Officer Christopher Franklin.

Operating Results

Year over year comparisons were impacted by the Peoples transaction, which closed on March 16, 2020, and thereby was only included for 16 days in the first quarter of 2020. Essential reported net income of $183.7 million (GAAP) for the first quarter 2021, or $0.72 per share (GAAP), compared to $51.8 million, or $0.20 per share, for the first quarter 2020. Results for the first quarter of 2021 include the operating results of Peoples, which comprises the company’s regulated natural gas segment. For the first quarter of 2020, adjusted income and adjusted income per share (both non-GAAP financial measures) excluded Peoples-related transaction expenses and included a normalized pro forma adjustment for the Peoples operating results for the period January 1, 2020 to March 15, 2020 to provide the basis for a 2020 full-year run rate of operating results. Adjusting for those items, Essential’s adjusted income in the first quarter of 2020 was $153.7 million (non-GAAP), or $0.60 per share (non-GAAP). When compared to the adjusted income in the first quarter 2020, earnings increased 19.5%. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Revenues for the quarter were $583.6 million, an increase of 128.3% compared to $255.6 million in the first quarter of 2020. The natural gas utility contributed $315.8 million of this revenue growth, while the remainder was due to rate and surcharge increases, growth, and increased volume in the regulated water segment. Operations and maintenance expenses increased to $125.1 million for the first quarter of 2021 compared to $106.6 million in the first quarter of 2020. The increase in operations and maintenance expenses was primarily a result of additional operations and maintenance expenses of $42.9 million from the acquisition of Peoples for the full period, offset by the impact of the Peoples transaction-related expenses of $25.4 million in the prior year.

The regulated water segment reported revenues for the quarter of $228.4 million, an increase of 5.6% compared to $216.2 million in the first quarter of 2020. Rates and surcharges, growth, and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for the regulated water segment increased to $78.3 million for the first quarter of 2021. Adjusted for growth, COVID-related bad debt, and increased pension expenses, regulated water segment operations and maintenance increased in line with historical experience.

The regulated natural gas segment reported revenues for the first quarter of 2021 of $343.1 million. Operations and maintenance for the same period for the regulated natural gas segment were $51.3 million, and purchased gas costs were $122.9 million.

Dividend

On April 14, 2021, Essential’s board of directors declared a quarterly cash dividend of $0.2507 per share of common stock. This dividend will be payable on June 1, 2021 to shareholders of record on May 14, 2021. The company has paid a consecutive quarterly cash dividend for more than 76 years.

Financing

On March 4, the company priced $100 million of First Mortgage Bonds (“FMB”) for Aqua Ohio with a weighted-average tenor of 20 years and a weighted-average coupon rate of 2.86%. Upon closing on April 15, 2021, the proceeds of these bonds were used for general corporate purposes. On April 19, Essential completed a $400 million public debt offering of 10-year notes issued at 2.40%. The company used these proceeds to pay down short-term borrowings and credit lines. As of April 30, after considering the effects of these financings, the company had $1.1 billion of capacity to borrow on various credit facilities.

Water Utility Acquisition Growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. The company previously announced six signed purchase agreements for additional water and wastewater systems that are expected to serve approximately 227,000 equivalent retail customers or equivalent dwelling units and add approximately $438 million in rate base in three of our existing states. This includes the company’s previously announced agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA) for $276.5 million. DELCORA, a Pennsylvania sewer authority, serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs. In April 2021, the company signed an asset purchase agreement for a $12.5 million acquisition of a municipal water system in Illinois, representing approximately 4,000 equivalent dwelling units.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 395,000 total customers or equivalent dwelling units. On average, the company remains on track to annually increase customers between 2 and 3% through acquisitions and organic customer growth.

Capital Expenditures

Essential invested approximately $178 million in the first three months of the year to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. The company remains on track to invest approximately $1 billion in 2021 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2023 to improve water and natural gas systems and better serve our customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Rate Activity

To date in 2021, the company’s regulated water segment received rate awards or infrastructure surcharges in New Jersey, North Carolina, Ohio, Pennsylvania, Illinois, and Indiana of $13.5 million. The company currently has a proceeding pending in Virginia for its regulated water segment, which would add an estimated $1.7 million in incremental revenue. Additionally, the company’s regulated natural gas segment has received rate awards or infrastructure surcharges in Pennsylvania and Kentucky totaling an estimated increase to annualized revenues of $1.1 million.

Reaffirms 2021 Essential Guidance

Essential continues to monitor the effects of the COVID-19 pandemic on its customers, employees and the business and will update guidance impacts from the pandemic in the future if needed. The following continues to be the company’s 2021 full-year guidance:

•	Net income per diluted common share of $1.64 to $1.69

•	Earnings per share growth CAGR of 5 to 7% for 2020 through 2023

•	Regulated water segment infrastructure investments of approximately $550 million in 2021

•	Regulated natural gas segment infrastructure investments of approximately $450 million in 2021

•	Infrastructure investments of approximately $3 billion through 2023 to rehabilitate and strengthen water, wastewater and natural gas systems

•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2023

•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2023

•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth

•	Gas customer count stable for 2021

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035

•	Multiyear plan to increase diverse supplier spend to 15%

•	Multiyear plan to achieve 17% employees of color

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: May 6, 2021

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 1612923

The company’s conference call with financial analysts will take place Thursday, May 6, 2021 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 6, 2021 for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 1612923). International callers can dial +1 719-457-0820 (pass code 1612923).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of adjusted income per diluted common share for the fiscal year ending in 2021; the 3-year earnings growth from 2021 to 2023; the projected total regulated water segment customer growth for 2021; the anticipated amount of capital investment in 2021; the anticipated amount of capital investment from 2021 through 2023; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035, the company’s ability to increase diverse supplier spend to 15%, the company’s ability to achieve 17% employees of color, and the company’s anticipated rate base growth from 2021 through 2023. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly and other SEC filings. Essential is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2021	2020
Operating revenues	$583,565	$255,585

Operations and maintenance expense	$125,075	$106,637

Net income	$183,689	$51,781

Basic net income per common share	$0.72	$0.22
Diluted net income per common share	$0.72	$0.20

Basic average common shares outstanding	254,565	236,122
Diluted average common shares outstanding	254,969	255,054

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2021	2020
Operating revenues	$583,565	$255,585

Cost & expenses:
Operations and maintenance	125,075	106,637
Purchased gas	132,153	12,770
Depreciation	71,637	45,566
Amortization	1,307	679
Taxes other than income taxes	21,041	16,436

Total	351,213	182,088

Operating income	232,352	73,497

Other expense (income):
Interest expense	50,769	35,122
Interest income	(387)	(5,035)
Allowance for funds used during construction	(2,934)	(2,948)
Gain on sale of other assets	(80)	(105)
Equity loss (earnings) in joint venture	—	127
Other	(3,471)	1,679

Income before income taxes	188,455	44,657
Provision for income taxes (benefit)	4,766	(7,124)

Net income	$183,689	$51,781

Net income per common share:
Basic	$0.72	$0.22
Diluted	$0.72	$0.20

Average common shares outstanding:
Basic	254,565	236,122

Diluted	254,969	255,054

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related expenses for the Company’s Peoples acquisition that closed on March 16, 2020, which consists of costs recorded as operations and maintenance expenses for the three months ended March 31, 2020 of $25,397, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning;

(2) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing from January 1, 2020 to March 15, 2020, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples; and

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose:

	Quarter Ended March 31,
	2021	2020
Net income (GAAP financial measure)	$183,689	$51,781
Adjustments:
(1) Transaction-related expenses for the Peoples transaction closed March 16, 2020	—	25,573
(2) Adjustments to provide full-year 2020 run rate of Peoples operating results, including additional net interest expense	—	108,132
(3) Income tax effect of non-GAAP adjustments	—	(31,803)

Adjusted income (Non-GAAP financial measure)	$183,689	$153,683

Net income per common share (GAAP financial measure):
Basic	$0.72	$0.22
Diluted	$0.72	$0.20

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.72	$0.65
Diluted	$0.72	$0.60

Average common shares outstanding:
Basic	254,565	236,122

Diluted	254,969	255,054

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31, 2021	December 31, 2020
Net property, plant and equipment	$9,569,335	$9,512,877
Current assets	348,109	380,220
Regulatory assets and other assets	3,904,471	3,812,180

	$13,821,915	$13,705,277

Total equity	$4,810,341	$4,683,877
Long-term debt, excluding current portion, net of debt issuance costs	5,547,936	5,507,744
Current portion of long-term debt and loans payable	155,244	162,551
Other current liabilities	348,150	441,322
Deferred credits and other liabilities	2,960,244	2,909,783

	$13,821,915	$13,705,277